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Exhibit 5.1

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
(212) 310-8000

June 7, 2004

Genworth Financial, Inc.
6620 West Broad Street
Richmond, Virginia 23230

Ladies and Gentlemen:

        We have acted as counsel to Genworth Financial, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission of the Company's Registration Statement on Form S-1, File No. 333-116069 (as amended, the "Registration Statement"), under the Securities Act of 1933, as amended, relating to the offering of up to $1,900,000,000 aggregate principal amount of (i) LIBOR Floating Rate Notes due 2007, (ii) Notes due 2009, (iii) Notes due 2014 and (iv) Notes due 2034 (collectively, the "Notes") to be issued pursuant to the Indenture (the "Indenture") to be entered into by and between the Company and JPMorgan Chase Bank, as trustee (the "Trustee"), the form of which is filed as Exhibit 4.10 to the Registration Statement, as supplemented by Supplemental Indenture No. 1 (the "Supplemental Indenture"), the form of which is filed as Exhibit 4.11 to the Registration Statement. The Notes are to be sold pursuant to an Underwriting Agreement among the Company, Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and Lehman Brothers Inc., as representatives of the other underwriters named therein (the "Underwriting Agreement"), the form of which is filed as Exhibit 1.1 to the Registration Statement.

        In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Amended and Restated Certificate of Incorporation of the Company, filed as Exhibit 3.1 to the Registration Statement; (ii) the form of Indenture; (iii) the form of Supplemental Indenture, (iv) the Registration Statement, (v) the Prospectus contained within the Registration Statement; (vi) the form of the Underwriting Agreement; and (vii) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

        In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

        Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

        When (a) the Indenture and the Supplemental Indenture have been duly executed and delivered, (b) the Notes have been duly executed and authenticated pursuant to the terms of the Indenture as supplemented by the Supplemental Indenture, and (c) the Notes have been issued and sold pursuant to the Underwriting Agreement as contemplated in the Registration Statement, the Notes will constitute legal, valid and binding obligations of the Company, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

        The opinion expressed herein is limited to the laws of the State of New York and the corporate laws of the State of Delaware, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

        We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus which is a part of the Registration Statement.

Very truly yours,
/s/ WEIL, GOTSHAL & MANGES LLP

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